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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 5 )*
                                              ---


                          McNaughton Apparel Group Inc.
--------------------------------------------------------------------------------
                                  (Name of Issuer)


                         Common Stock ($.01 par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  582524 10 4
                    -----------------------------------------
                                 (CUSIP Number)


                                 June 19, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

____________________________

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                               -----------------------
  CUSIP NO.582524 10 4               13G                   Page 2 0f 4 Pages
------------------------                               -----------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Sanford Greenberg

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2.                                                             (a) [_]
      Not applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF                   0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.
                                 0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING                    0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                                 0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.        0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
      (SEE INSTRUTIONS)

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.
          0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12.
             IN
------------------------------------------------------------------------------

Item 1(a).    Name of Issuer
              --------------
                The name of the issuer is McNaughton Apparel Group Inc. (the "Company").


Item 1(b).    Address of Issuer's Principal Executive Offices
              -----------------------------------------------

                The principal executive offices of the Company are located at 463 Seventh Avenue, New York, New York 10018.


Item 2(a).    Names of Person Filing
              ----------------------

                This statement is being filed by Sanford Greenberg.


Item 2(b).    Address of Principal Business Office or, if none, Residence
              -----------------------------------------------------------

                The address of the principal business office of the reporting person is c/o McNaughton Apparel Group Inc., 463
 Seventh Avenue, New York, New
York 10018.


Item 2(c).    Citizenship
              -----------

                Sanford Greenberg is a citizen of the United States.


Item 2(d).    Title of Class of Securities
              ----------------------------

                The securities to which this statement relates are shares of the common stock, $.01 par value (the "Common Stock"), of the Company.


Item 2(e).    CUSIP Number
              ------------

                The CUSIP number of the Common Stock is 582524 10 4.


Item 3.       If this statement is filed pursuant to (S)(S) 240.13d-1(b) or
              -------------------------------------------------------------
              240.13d-2(b) or (c), check whether the person filing is a:
              ----------------------------------------------------------

                Not applicable.

Item 4.       Ownership
              ---------

                Not applicable.

Item 5.       Ownership of Five Percent or Less of a Class
              --------------------------------------------

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].


Item 6.       Ownership of More than Five Percent on Behalf of Another Person
              ---------------------------------------------------------------

                Not applicable.

Item 7.       Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company
              ------------------------------------------------------------

                Not applicable.


Item 8.       Identification and Classification of Members of the Group
              ---------------------------------------------------------

                Not applicable.


Item 9.       Notice of Dissolution of Group
              ------------------------------

                Not applicable.


Item 10.      Certification
              -------------

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Signature
---------

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


As of June 19, 2001


                                        /s/ Sanford Greenberg
                                        ------------------------------
                                           Sanford Greenberg